Exhibit 10.3

STOCK PURCHASE AGREEMENT

By and Among

GEOKINETICS INC.

a Delaware corporation,

ELLIOTT ASSOCIATES, L.P.

a Delaware limited partnership,

AND

ELLIOTT INTERNATIONAL, L.P.

a Cayman Islands limited partnership

Dated as of September 8, 2006

i

EXHIBITS

Exhibit	Title	Section Reference

A	Escrow Agreement	1.1

B	Adjusted Purchase Price Notice	2.2

SCHEDULES

Schedule	Title	Section References
3.1	Representations and Warranties of Sellers	3.1
3.2	Representations and Warranties of Buyer	3.2
4.1	Corporation Organization	4.1
4.3	No Violation	4.3
4.4	Consents	4.4
4.5	Accounts Receivable	4.5
4.6	Financial Statements	4.6
4.7	Inventories	4.7
4.8	Real Property	4.8
4.9	Absence of Certain Changes	4.9
4.10	Material Changes	4.10
4.11	Litigation	4.11, 4.20
4.12(a)	Intellectual Property	4.12(a)
4.12(b)	Intellectual Property Licenses Granted	4.12(b)
4.12(c)	Intellectual Property Licenses Required	4.12(c)
4.12(e)	Intellectual Property Infringement	4.12(e)
4.13(a)	Corporation Contracts	4.13(a), 4.13(c)
4.13(b)	Sellers’ Rights under Corporation Contracts	4.13(b)
4.13(c)	Corporation Contracts Enforceability and Termination	4.13(c)
4.13(d)	Corporation Contracts Compliance	4.13(d)
4.14	Customers and Suppliers	4.14
4.15(a)	Employee Benefit Plans	4.15(a)
4.15(c)	Payment under Employee Plans	4.15(c)
4.15(i)	Worker’s Compensation Coverage	4.15(i)
4.15(j)	Acceleration of Compensation	4.15(j)
4.15(l	Amendments of Employee Plans	4.15(l)
4.16(a)	Compliance with Law	4.16(a)
4.16(b)	Governmental Authorization	4.16(b), 4.16(c)
4.17(a)	Tax Returns Filed and Taxes Paid	4.17(a), 4.17(b)
4.17(b)	Delivery of Tax Returns	4.17(b)
4.17(c)	Post-Closing Tax Liabilities	4.17(c)
4.17(f)(vii)	Tax Attributes	4.17(f)(vii)
4.18(a)	Insurance	4.18(a)
4.18(b)	Self Insurance Arrangements or Obligations	4.18(b)
4.18(c)	Status of Insurance	4.18(c)
4.19	Environmental Laws and Regulations	4.19
4.20	Products and Services	4.20
4.22(a)	Grant Capitalization	3.1(d), 4.22(a)
4.22(b)	Acquired Subsidiaries	4.22(b)
4.26(b)	Tangible Personal Property	4.26(b)
4.27	Undisclosed Liabilities	4.27

v

4.28(a)	Employee List	4.28(a)
4.28(b)	Retired Employees	4.28(b)
4.28(c)	Terminated Employees	4.28(c)
4.28(g)	Increase in Compensation or Benefits	4.28(g)
4.28(h)	Employee Contracts	4.28(h)
4.28(j)	Employees on Leave	4.28(k)
4.28(k)	Obligations to Former Employees	4.28(l)
4.28(l)	Independent Contractors	4.28(m)
4.29(a)	Compliance with FCPA	4.29(a)
4.29(b)	Payments to Third Parties	4.29(b)
4.29(e)	Antiboycott Prohibitions	4.29(e)
4.30	Relationships with Related Persons	4.30
4.31	Title to Assets	4.31

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is entered into on September 8, 2006, by and among Geokinetics Inc., a Delaware corporation (“Buyer”), Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (each individually a “Seller,” and collectively the “Sellers”).  The Buyer and the Sellers are referred to collectively herein as the “Parties.”

Background

The Sellers in the aggregate own all of the outstanding capital stock of Grant Geophysical, Inc., a corporation organized under the laws of Delaware (the “Corporation”).

This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all outstanding shares of the Grant Common Stock (as defined below) in return for immediately available funds.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE I.
DEFINITIONS

Section 1.1            Definitions.  Where used in this Agreement, the following words and terms shall have the respective definitions (and such definitions shall be equally applicable to the singular and plural forms, and all grammatical variations, of such terms):

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of the Acquired Entities and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Acquired Entities, (b) all other accounts or notes receivable of the Acquired Entities and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing, all of the foregoing calculated in accordance with GAAP.

“Acquired Entities” means the Corporation and the Acquired Subsidiaries.

“Acquired Subsidiaries” has the meaning set forth in Section 4.22(b) below.

“Acquiror” has the meaning set forth in Section 8.2(a) below.

“Acquiror Parties” has the meaning set forth in Section 8.2(a) below.

“Adjusted Purchase Price” has the meaning set forth in Section 2.3 below.

“Adjusted Purchase Price Notice” has the meaning set forth in Section 2.3 below.

“Adjustment Amount” has the meaning set forth in Section 2.4(a) below.

“Adjustment Statement” has the meaning set forth in Section 2.4(a) below.

“Adverse Consequences” means all actions, suits, proceedings, claims, injunctions, judgments, Orders, court ordered damages, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and reasonable fees, including court costs and attorneys’ fees and expenses, but expressly excluding Excluded Damages or any claim for loss of profit or economic loss.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code § 1504 or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the preface above.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, agreement or obligation, in or of this Agreement, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Buyer” has the meaning set forth in the preface above.

“Buyer Consents and Approvals” means all of the consents and approvals required to be obtained by the Buyer in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated hereby.

“Buyer Group” has the meaning set forth in Section 5.8 below.

“Cash” means cash (including restricted cash) and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP, applied on a basis consistent with the preparation of the Financial Statements.

“Closing” has the meaning set forth in Section 2.6 below.

“Closing Date” has the meaning set forth in Section 2.6 below.

“Closing Time” means the time of Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” has the meaning set forth in Section 4.30 below.

“Confidential Information” has the meaning set forth in Section 6.4 below.

“Contract” means any legally binding agreement, contract, lease or consensual obligation.

“Corporation” has the meaning set forth in the preface above.

“Debt” means, for any Person, at a particular time, all items that, in accordance with GAAP, would be classified as liabilities on a balance sheet of such Person at such time and that constitute, without duplication, indebtedness of such Person for borrowed money or for the deferred purchase price of Property or services for which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person otherwise assures a creditor against loss, including, but not limited to, any lease that, in accordance with GAAP, is required to be capitalized on a balance sheet at such particular time.  For purposes hereof, Debt shall not include (a) trade accounts payable to third parties for the purchase of goods or services, which are incurred in the Ordinary Course of Business and are by their terms, payable within 60 days, (b) accrued liabilities and (c) current income taxes payable.

“Defined Benefit Plan” has the meaning set forth in Section 4.15(a) below.

“Dispute Notice” has the meaning set forth in Section 2.4(b) below.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit plan or program, or (e) any similar plans or arrangements applicable under the laws of any jurisdiction outside the Unites States, statutory or otherwise.

“Employee Plans” has the meaning set forth in Section 4.15(a).

“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

“Encumbrance” means any charge, claim, condition, equitable interest, lien, option, pledge, Security Interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer (other than restrictions under the Securities Act and state or foreign securities laws), receipt of income or exercise of any other attribute of ownership, but excluding (a) mechanic’s, materialmen’s, and similar liens, (b) liens or assessments for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law, including those consisting of or relating to:

(a)           any environmental matter or condition (including on-site or off-site contamination);

(b)           any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim or demand, remedial or inspection cost or expense arising under any Environmental Law;

(c)           a Liability arising under any Environmental Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)           any other compliance, corrective or remedial measure required under any Environmental Law.

The terms “release,” “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).

“Environmental Law” means any Legal Requirement that requires or relates to:

(a)           the reporting of releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)           preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)           reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

(d)           protecting endangered or threatened species;

(e)           reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(f)            cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such clean up or prevention; or

(g)           making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.15(a) below.

“Escrow Agent” means an institution in Houston, Texas nominated by the Sellers and approved by the Buyer.

“Escrow Agreement” means a document in the form of Exhibit A.

“Escrow Amount” has the meaning set forth in Section 2.2(b) below.

“Escrow Fund” has the meaning set forth in Section 2.2(b) below.

“Estimated Adjusted Purchase Price” has the meaning set forth in Section 2.3 below.

“Estimated Initial Phantom Stock Costs” has the meaning set forth in Section 2.5(a) below.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means for a particular day, the average Federal Reserve Bank of New York’s Noon Day Rate, expressed in non-US dollar/US dollar or US dollar/non-US dollar, as the case may be, for the previous ten days, as published by the Federal Reserve Bank of New York.

“Excluded Damages” has the meaning set forth in Section 8.7 below.

“Facility” means any real property, leasehold or other interest in real property currently or, with respect to Section 4.19, formerly owned or operated by an Acquired Entity, including the Tangible Personal Property used or operated by an Acquired Entity at the respective locations of the real property specified in Schedule 4.8.

“Fiduciary” has the meaning set forth in ERISA § 3(21).

“Final Adjusted Purchase Price” has the meaning set forth in Section 2.4(b) below.

“Final Initial Phantom Stock Costs” has the meaning set forth in Section 2.5(b) below.

“Financial Statement” has the meaning set forth in Section 4.6 below.

“GAAP” means United States’ generally accepted accounting principles as in effect on the date of this Agreement and on the Closing Date.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” means any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a)           nation, state, county, city, town, borough, village, district or other governmental jurisdiction;

(b)           federal, state, provincial, territorial, local, municipal, foreign or other government;

(c)           governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental powers); or

(d)           body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Grant Common Stock” has the meaning set forth in Section 4.22(a) below.

“Grant Phantom Stock” means, collectively, the 180 phantom shares of Grant Common Stock awarded to certain of the Corporation’s employees pursuant to the Phantom Stock Agreements.

“Hazardous Activity” means the generation, handling, management, manufacturing, processing, production, refinement, release, storage, transportation, treatment or use of Hazardous Material in, on, under or from any of the Facilities or any part thereof into the Environment.

“Hazardous Materials” means any substance, material or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, which includes petroleum, petroleum products, asbestos or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.4(a) below.

“Indemnifying Party” has the meaning set forth in Section 8.4(a) below.

“Initial Phantom Stock Costs” means an amount equal to the Adjusted Purchase Price (calculated without reduction for the Initial Phantom Stock Costs) divided by 2,948.7424 and multiplied by 180.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Balance Sheet” has the meaning set forth in Section 4.6(a) below.

“IRS” has the meaning set forth in Section 4.15(b) below.

“Inventory” means all inventories of the Acquired Entities, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Acquired Entities in the production of finished goods or provision of services.

“Knowledge” means with respect to a particular Person in this Agreement:

(a)           all facts that such Person (other than an entity) actually knows on the date hereof; or

(b)           all facts that a prudent Person (other than an entity) by reason of his or her position should have known on the date hereof with respect to the matter at hand if such Person had conducted a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement.

A Person (other than an individual) will be deemed to have Knowledge with respect to the matter at hand if any individual who is serving as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) on the date hereof has, or at any time had, Knowledge with respect to the matter at hand (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonable investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

“Legal Requirement” means any federal, state, provincial, territorial, local, municipal, foreign, international, multinational or other constitution, law, ordinance, code, regulation, statute or treaty.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“Net Working Capital” means, as of a given date:

the sum of the following (each as determined in accordance with GAAP):

accounts receivable (trade, net of allowance for doubtful accounts),

accounts receivable (other),

inventories,

prepaid and other current assets, and

work in process,

minus, the sum of the following (each as determined in accordance with GAAP):

accounts payable,

accrued expenses,

accrued interest,

unearned revenue – current, and

foreign income taxes payable.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Original Value” has the meaning set forth in Section 2.4(b) below.

“Party” has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrance” has the meaning set forth in Section 4.31 below.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Phantom Stock Adjustment” has the meaning set forth in Section 2.5(b) below.

“Phantom Stock Agreements” means those certain agreements, dated as of January 1, 2004, as amended effective as of the Closing Date, by and between the Corporation and certain of its key employees, in which such employees were awarded phantom stock units intended to have the same economic value as a share of Grant Common Stock, although no actual shares were issued.

“Phantom Stockholders” mean the individuals who have entered into Phantom Stock Agreements with the Corporation, as identified in Section 2.5(c).

“Pre-Closing Tax Period” has the meaning set forth in Section 6.6(a) below.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Price” has the meaning set forth in Section 2.1 below.

“Related Person” means:

With respect to a particular individual:

(a)           each other member of such individual’s Family;

(b)           any business entity that is directly or indirectly controlled by any one or more members of such individual’s Family;

(c)           any business entity in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)           any business entity with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(e)           any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(f)            any Person that holds a Material Interest in such specified Person;

(g)           each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(h)           any Person in which such specified Person holds a Material Interest; and

(i)            any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Reportable Event” has the meaning set forth in ERISA § 4043.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, accountant, financial advisor or legal counsel.

“Revised Adjusted Purchase Price” has the meaning set forth in Section 2.4(a) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens or assessments for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business.

“Seller” and “Sellers” have the meanings set forth in the preface above.

“Seller Consents and Approvals” means all consents and approvals required to be obtained by each of the Sellers in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated hereby.

“Subsidiary” with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by the Acquired Entities (wherever located), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” means any federal, state, provincial, territorial, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, goods and services use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto that arises under applicable Legal Requirements.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.4(a) below.

“Transaction Costs” means, as of the Closing Time, (i) all amounts payable to the financial advisor(s) to the Sellers or the Corporation, including, but not limited to The Evolution Group, PLC or Energy Capital Solutions, L.P., (ii) the fees and expenses of Sellers’ and the Corporation’s legal counsel and other advisors for services rendered in connection with the transaction described in this Agreement, (iii) all amounts payable to the Corporation’s independent auditors after the date of this Agreement to satisfy any of the conditions that may be set forth in this Agreement, and (iv) certain additional amounts payable by the Sellers or the Corporation as a result of the occurrence of the Closing in the case of clauses (i), (ii), (iii) and (iv), that have not been paid prior to the Closing Time.

“WARN Act” has the meaning set forth in Section 4.28(d) below.

“Withheld Amount” has the meaning set forth in Section 6.6(a) below.

Section 1.2            Definitions Appearing Elsewhere in this Agreement.  The terms used in this Agreement which are defined in (a) the preface of this Agreement, (b) the recitals of this Agreement and (c) the further Sections of this Agreement shall have the respective definitions therein ascribed to them.

Section 1.3            Accounting Principles and Terms.  The reference to “GAAP” or generally accepted accounting principles in this Agreement, and any other accounting terms not specifically defined herein, shall, to the extent not inconsistent with specific definitions herein, be construed in accordance with generally accepted accounting principles in the United States, consistently applied, as such principles are in effect as of the date of this Agreement.

Section 1.4            Determination of Net Working Capital.  For the purposes of the definition of Net Working Capital, all such amounts included in the definition shall be calculated in accordance with GAAP (except as specifically otherwise provided in this Agreement).  Any amounts included in Final Net Working Capital that are denominated in non-US dollars will be converted to US dollars using the Exchange Rate on the Closing Date.

ARTICLE II.
PURCHASE AND SALE OF COMPANY SHARES

Section 2.1            Purchase and Sale.  Subject to the terms and conditions hereof, the Sellers covenant and agree to sell, assign and transfer to the Buyer and the Buyer covenants and agrees to purchase from the Sellers all outstanding shares of the Grant Common Stock for the Adjusted Purchase Price and the Seller Escrow Amount (collectively, the “Purchase Price”).

Section 2.2            Payment of the Purchase Price.  The Purchase Price is to be paid by the Buyer as follows:

(a)           the delivery at Closing, by wire transfers of immediately available funds to the Sellers, of the Estimated Adjusted Purchase Price (subject to post-Closing adjustment pursuant to Section 2.4 below) which shall be paid as directed by the Sellers; and

(b)           the delivery at Closing, by wire transfer to the Escrow Agent, of the amount of $5,000,000.00 (the “Escrow Amount”) to be held in an escrow account maintained by the Escrow Agent in accordance with the terms of the Escrow Agreement (the “Escrow Fund”).

Section 2.3            Adjusted Purchase Price.  The Adjusted Purchase Price shall be equal to:

(a)           $120,000,000.00;

less

(b)           the sum of the following amounts:

(i)            the amount by which $2,000,000.00 exceeds the Net Working Capital as of the Closing Date, if any;

(ii)           the amount of the Debt as of the Closing Date (excluding any Debt included in the Net Working Capital for the purpose of determining the amount described in 2.3(b)(i) above);

(iii)          the amount of the Transaction Costs; and

(iv)          the amount of the Initial Phantom Stock Costs;

plus

(c)          the amount by which Net Working Capital as of the Closing Date exceeds $2,000,000.00, if any; and

(d)         an amount equal to all of the Acquired Entities’ Cash on hand or on deposit with banks or other depositories as of the Closing Date.

Attached hereto as Exhibit B is a statement setting out an estimate of the above calculation (the “Adjusted Purchase Price Notice”), specifying, and detailing in supporting schedules, an estimate of the Adjusted Purchase Price (the “Estimated Adjusted Purchase Price”) based on the estimated Net Working Capital as of September 8, 2006, an estimate of the Debt and the Transaction Costs as of the Closing Date, and an estimate of the Initial Phantom Stock Costs based on the Estimated Adjusted Purchase Price.  The Estimated Adjusted Purchase Price shall be subject to adjustment on the basis described in Section 2.4 below.  At the Closing Time, the Buyer (or the Corporation, upon payment of the required funds to the Corporation by the Buyer) shall pay the full amount of the Transaction Costs (except with respect to the portion of the Transaction Costs payable upon the disbursement of the escrowed funds to the Sellers), the Estimated Initial Phantom Stock Costs and the Debt (excluding the Venezuela factoring arrangement, the Colombian overdraft facility and the Citicorp Vendor Finance, Inc. office copier lease arrangements).

Section 2.4            Post-Closing Adjustment.

(a)           Within 45 days after the Closing Date, the Buyer and each of the Sellers shall have the right to (i) review the books and records of the Acquired Entities and any other relevant books and records maintained by the Acquired Entities and (ii) determine whether the Estimated Adjusted Purchase Price is correct based on the Buyer’s or the Sellers’ determination, as applicable, per good faith calculations, that the value of the amounts included in the Adjusted Purchase Price Notice are accurate as of the Closing Date.  In the event any of the Parties determines that the Adjusted Purchase Price is not accurate, it shall prepare and deliver to the other Parties within 45 days after the Closing Date a written statement (an “Adjustment Statement”) setting forth, in reasonable detail, a calculation of a proposed revised Adjusted Purchase Price (a “Revised Adjusted Purchase Price”) and the amount of the difference between the Estimated Adjusted Purchase Price and such Revised Adjusted Purchase Price (the “Adjustment Amount”) and shall assist the other Parties in verifying the amounts set forth in such Adjustment Statement.

(b)           The Buyer or the Sellers may dispute all or any portion of the calculation of such Revised Adjusted Purchase Price and the related Adjustment Amount by written notice (the “Dispute Notice”) to the other Party within 30 days of the date of receipt of the related Adjustment Statement provided to such Party pursuant to Section 2.4(a) setting forth, in reasonable detail, the basis for the dispute.  If the Parties do not agree on the calculation of such Adjustment Amount within 30 days of any related Dispute Notice, the Buyer and the Sellers will select (within 10 days of the expiration of that 30-day period) an accounting firm mutually acceptable to them to resolve any remaining objections.  If the Buyer and the Sellers are unable to agree on the choice of an accounting firm within such 10-day period, they will select, within an additional 10 days, a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms) that is a member of the Securities and Exchange Commission’s Practice Division of the American Institute of Certified Public Accountants.  The determination of the Revised Adjusted Purchase Price by the accounting firm so selected will be set forth in writing and will be conclusive and binding upon the Buyer and the Sellers for purposes of determining adjustments to the Purchase Price pursuant to this Section 2.4.  The cost and expense of such accounting firm shall be borne equally by and between the Buyer and the Sellers.  The Revised Adjusted Purchase Price shall be as agreed to by the Parties or determined by an appointed accounting firm in accordance with this Section 2.4, as the case may be.  Such Revised Adjusted Purchase Price as so agreed or determined or, in the event no Adjustment Statement is delivered in accordance with Section 2.4(a), the Estimated Adjusted Purchase Price shall be deemed and referred to herein as the “Final Adjusted Purchase Price.”  If the amount of the Final Adjusted Purchase Price is less in value than the amount of Estimated Adjusted Purchase Price, then the Sellers shall pay to the Buyer the amount of the difference between the Estimated Adjusted Purchase Price and the Final Adjusted Purchase Price within two (2) business days by wire transfer of immediately available funds.  If the amount of the Final Adjusted Purchase Price is greater in value than the amount of Estimated Adjusted Purchase Price, then the Buyer shall pay to the Sellers the amount of the difference between the Final Adjusted Purchase Price and the Estimated Adjusted Purchase Price within two (2) business days by wire transfer of immediately available funds.

(c)           The Revised Adjusted Purchase Price and any adjustments in respect thereof determined in accordance with Section 2.4 shall be made in accordance with GAAP and no adjustments shall be made for changes in any Exchange Rates in effect after the Closing Date.

Section 2.5            Treatment of Grant Phantom Stock.

(a)           Pursuant to the Phantom Stock Agreements, at the Closing Time and upon receipt of an executed termination agreement and amendment in a form reasonably acceptable to the Buyer that will cancel all the Grant Phantom Stock and terminate all obligations of the Corporation under the Phantom Stock Agreements in exchange for the making of the payments set forth in this Section 2.5, the Buyer (or the Corporation, upon payment of the required funds to the Corporation by the Buyer) will pay to the Phantom Stockholders an amount for each unit of Grant Phantom Stock equal to the Estimated Adjusted Purchase Price (calculated without reduction for the Estimated Initial Phantom Stock Costs) divided by 2,948.7424 (and the Buyer or the Corporation, as applicable, shall be entitled to make any withholdings required by applicable law).  The total amount of the payments made under this Section 2.5(a) shall be referred to herein as the “Estimated Initial Phantom Stock Costs.”

(b)           If the amount of the Final Initial Phantom Stock Costs (as defined below) is greater in value than the amount of Estimated Initial Phantom Stock Costs, then within two (2) business days of the determination of the Final Adjusted Purchase Price the Buyer (or the Corporation, upon payment of the required funds to the Corporation by the Buyer) will pay to the Phantom Stockholders an amount for each unit of Grant Phantom Stock equal to the amount of the difference between Final Initial Phantom Stock Costs and the Estimated Initial Phantom Stock Costs divided by 2,948.7424 (and the Buyer or the Corporation, as applicable, shall be entitled to make any withholdings required by applicable law).  If the amount of the Final Initial Phantom Stock Costs is less in value than the amount of Estimated Initial Phantom Stock Costs, then the Buyer will be paid by the Sellers (on behalf of the Phantom Stockholders) an amount equal to (i) the amount of the difference between Estimated Initial Phantom Stock Costs and the Final Initial Phantom Stock Costs (the “Phantom Stock Adjustment”) (ii) divided by 2,948.7424 and (iii) multiplied by 180.  The “Final Initial Phantom Stock Costs” shall be equal to the Final Adjusted Purchase Price (calculated without reduction for the Final Initial Phantom Stock Costs) divided by 2,948.7424 multiplied by 180.

(c)           On the date of the termination of the Escrow Agreement, the Buyer (or the Corporation, upon payment of the required funds to the Corporation by the Buyer) will pay to the Phantom Stockholders an amount, if any, for each unit of Grant Phantom Stock equal to (i) the total amount, if any, of the escrowed funds remaining in the Escrow Fund less the Transaction Costs to be paid by the Buyer or the Corporation that have not been paid prior to the date of the termination of the Escrow Agreement and less the Phantom Stock Adjustment, if any, (ii) divided by 2,948.7424 (and the Buyer or the Corporation, as applicable, shall be entitled to make any withholdings required by applicable law).  Any payment made to the Phantom Stockholders by the Buyer or the Corporation pursuant to this Section 2.5(c) shall be reimbursed to the Buyer or the Corporation from the escrowed funds to be disbursed to the Sellers upon the termination of the Escrow Agreement.  Additionally, any Transaction Costs to be paid by the Buyer or the Corporation that have not been paid prior to the date of the termination of the Escrow Agreement shall be reimbursed to the Buyer or the Corporation from the escrowed funds to be disbursed to the Sellers upon the termination of the Escrow Agreement.

(d)           The units of Grant Phantom Stock have been awarded as follows:

Phantom Stockholder	Number of Units of Grant Phantom Stock
Richard Miles	45
Narciso Chiquillo	21
Scott McCurdy	18
Lee Parker	18
Richard Dunlop	18
Darci Matos	18
Jose Tamayo	12
Robert Neill	12
Craig Walker	6
Gregory Dunlop	6
Guillermo Melo	3
Ramero Rosso	3

TOTAL:	180

Section 2.6            Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Chamberlain Hrdlicka White Williams & Martin, 1200 Smith Street, Suite 1400, Houston, Texas 77002 commencing at 9:00 a.m. Houston, Texas time on the earlier of: (i) the day that is three (3) business days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or (ii) September 8, 2006; or on such other date as the Parties may mutually determine (the “Closing Date”).

Section 2.7            Deliveries at the Closing.  At the Closing, (i) the Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7.1 below, (ii) Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7.2 below, (iii) each of the Sellers will deliver to Buyer stock certificates representing all of its Grant Common Stock, endorsed in blank or accompanied by duly executed assignment documents, which shall effect the transfer and assignment of such Grant Common Stock to the Buyer as of the Closing Date, and (iv) the Buyer will deliver to each of the Sellers the consideration specified in Section 2.2 above.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

Section 3.1            Representations and Warranties of the Sellers.  Each of the Sellers severally and not jointly represents and warrants to the Buyer with respect to itself the following, except as set forth in Schedule 3.1:

(a)           Power and Authority.  The Seller has the capacity and requisite partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.  The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(b)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any, of its assets is subject.

(c)           Brokers’ Fees.  Except for The Evolution Group, PLC or Energy Capital Solutions, L.P., whose fees and expenses shall be paid in accordance with Section 2.3 hereof, the Sellers have no Liability or obligation to pay, any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(d)           Grant Common Stock.  The Seller holds of record and owns beneficially the number of Grant Common Stock set forth next to its name in Schedule 4.22(a), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state or foreign securities laws), Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities and demands.  The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Corporation (other than this Agreement).  The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Grant Common Stock.

(e)           RPHC Status.  The Corporation is not and has never been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) and the Sellers will deliver a Statement from the Corporation to that effect to Buyer at the Closing.

Section 3.2            Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Sellers the following, except as set forth in Schedule 3.2:

(a)           Organization.  The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b)           Authorization of Transaction.  The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.  The Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(c)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(d)           Brokers’ Fees.  Except for RBC Capital Markets Corporation, whose fees and expenses shall be paid by the Buyer, the Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(e)           Investment.  The Buyer is not acquiring Grant Common Stock with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.  The Buyer acknowledges that the sale of the Grant Common Stock has not been registered under applicable law (including the Securities Act and any state, local or foreign securities law) and that such stock may not be transferred without registration under, pursuant to an exemption from or in a transaction not subject to, all applicable laws.

(f)            Acquired Corporation Review.  The Buyer:

(i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the shares of Grant Common Stock contemplated hereby, and that the Buyer is able to bear the economic risk of such investment indefinitely;

(ii) has (A) had the opportunity to meet with representative officers and other representatives of the Corporation and each Acquired Subsidiary to discuss its business, assets, liabilities, financial condition, cash flow, and operations, and (B) received all materials, documents and other information that it deems necessary or advisable to evaluate the shares of Grant Common Stock and the transactions contemplated by this Agreement;

(iii) has made its own independent examination, investigation, analysis and evaluation of the shares of Grant Common Stock, including its own estimate of the value of the shares of Grant Common Stock; and

(iv) has undertaken such due diligence (including an inspection, investigation and review of the Acquired Entities’ assets, properties, liabilities, books, records, contracts and operations) as it deems adequate, including that described above.

Nothing in this Section 3.2(f) will preclude the Buyer from relying on the representations, warranties, covenants, and agreements of the Sellers herein or from pursuing their remedies under Article VIII hereof with respect to a Breach thereof.

(g)           Financing.  As of the Closing Time, the Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable the Buyer to make payment of the Purchase Price (inclusive of the Debt, the Transaction Costs and the Initial Phantom Stock Costs) and any other amounts to be paid by it hereunder.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED ENTITIES

Each of the Sellers represents and warrants to the Buyer, jointly and not severally, as set forth below.  The representations and warranties set forth in Article IV are generally subject to the exceptions set forth in Schedules 4.1 to 4.31 (it is acknowledged and agreed that it is unnecessary for a disclosure made in one such Schedule to expressly qualify a particular representation made in Article IV), as specifically identified in Schedules 4.1 to 4.31 and as may be supplemented or amended pursuant to Section 5.6.

Section 4.1            Corporate Organization; Etc.  The Corporation is a corporation duly organized, validly existing and in good standing under its jurisdiction of incorporation. The Corporation has requisite corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.  The Corporation is duly qualified or licensed to do business and is in good standing in each jurisdiction listed on Schedule 4.1.  There is no other jurisdiction in which the character or location of the properties owned or leased by the Corporation or the nature of the business conducted by the Corporation makes such qualification or licensing necessary, except as set forth on Schedule 4.1 or where the failure to be so qualified or licensed would not cause a material adverse effect.

Section 4.2            Authorization, Etc.  The Acquired Entities have taken all action required by applicable Legal Requirements, the Acquired Entities’ Governing Documents or otherwise to authorize the transactions contemplated in this Agreement.

Section 4.3            No Violation.  The Acquired Entities are not subject to, nor a party to, any contract, instrument or other commitment that would prevent the consummation of the transactions contemplated in this Agreement.  Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), (a) breach (i) any provision of any of the Governing Documents of the Acquired Entities or (ii) any resolution adopted by the board of directors (or comparable applicable governing body) or the stockholders (or comparable holders of the equity interests) of the Acquired Entities; (b) give any Governmental Body or other Person the right (i) to challenge any of the transactions contemplated hereby or (ii) to exercise any remedy or obtain any relief under any Legal

Requirement or any Order to which any of the Acquired Entities or any of their respective assets, may be subject; (c) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Acquired Entity or that otherwise relates to any Acquired Entity’s assets or to the business of any Acquired Entity; (d) cause the Buyer to become subject to, or to become liable for the payment of, any Tax payable by the Acquired Entities not accrued for or reflected in the Financial Statements; (e) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract to which an Acquired Entity is a party; or (f) result in the imposition or creation of any Encumbrance, other than a Permitted Encumbrance, upon or with respect to any of the Acquired Entities’ assets.

Section 4.4            Consents.  Except as set forth in Schedule 4.4, no Acquired Entity is required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

Section 4.5            Accounts Receivable.  All Accounts Receivable that are reflected on the Interim Balance Sheet or on the accounting records of the Acquired Entities as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Acquired Entities in the Ordinary Course of Business.  The Acquired Entities will take reasonable steps in the Ordinary Course of Business to collect the Accounts Receivable prior to the Closing Date.  Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Interim Balance Sheet (which reserves are adequate and calculated consistent with past practice).  There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of the Acquired Entities, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.  Schedule 4.5 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.

Section 4.6            Financial Statements.

(a)           Schedule 4.6 contains a true and correct copy of (i) an unaudited and reviewed balance sheet of the Acquired Entities at June 30, 2005 and June 30, 2006 (“Interim Balance Sheet”), and the related unaudited and reviewed statements of income, shareholders’ equity and cash flows for the period then ended and (ii) audited financial statements of the Acquired Entities as of December 31 of each of 2003, 2004 and 2005 the (the financial statements described in clauses (i) and (ii) above are collectively referred to as the “Financial Statements”).  Except as noted on Schedule 4.6 or in the Financial Statements and except for normal year-end adjustments, the Financial Statements were prepared in accordance with GAAP and present fairly, in all material respects, the financial position, results of operations, and cash flows of the Acquired Entities at the respective dates thereof and the operating income of the Acquired Entities for the respective periods then ended.

(b)           As of June 30, 2006, the Acquired Entities have no Debt, except as set forth in the Interim Balance Sheet.

(c)           As of the date hereof, the Acquired Entities have no off-balance sheet financing statements as determined in accordance with GAAP, except as set forth on Schedule 4.6.

Section 4.7            Inventories.  Except as noted on Schedule 4.7, all items included in the Inventories consist of a quality and quantity usable or consumable in the provision of the Acquired Entities’ services in the Ordinary Course of Business except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or on the accounting records of the Acquired Entities as of the Closing Date, as the case may be.  The Acquired Entities do not have any Inventories classified as finished goods for sale or raw materials or work-in-process for the production of such finished goods.  The Acquired Entities are not in possession of any Inventory not owned by the Acquired Entities.  All of the Inventories have been valued at the lower of cost or net realizable value.  Inventories now on hand that were purchased after the date of the Interim Balance Sheet were purchased in the Ordinary Course of Business at a cost not substantially exceeding market prices prevailing at the time of purchase.  The quantities of each item of Inventories are reasonable in the present circumstances of the Acquired Entities.

Section 4.8            Real Property.  Except as set forth on Schedule 4.8, none of the Acquired Entities own any fee simple interest in real property.  Schedule 4.8 lists and describes briefly all real property leased or subleased to an Acquired Entity.  The Corporation has made available to the Buyer correct and complete copies of the leases and subleases listed in Schedule 4.8, each as amended to date.  With respect to each lease and sublease listed in Schedule 4.8, and any amendment thereto:

(a)           the lease or sublease, and any amendment thereto, is legal, valid, binding, enforceable, and in full force and effect;

(b)           the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on the same terms immediately following the Closing, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights in general and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought;

(c)           no Acquired Entity and, to the Knowledge of the Sellers, no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(d)           no Acquired Entity and, to the Knowledge of the Sellers, no other party to the lease or sublease has repudiated any provision thereof;

(e)           to the Knowledge of the Sellers, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(f)            with respect to each sublease, neither the Acquired Entities nor the Sellers have taken any action that would cause the representations and warranties set forth in Sections 4.8(a) through 4.8(e) above to be untrue or incorrect with respect to the underlying lease;

(g)           the Acquired Entities have not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

(h)           all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities as currently operated by the Acquired Entities.

Section 4.9            Absence of Certain Changes.  Except as and to the extent set forth in Schedule 4.9, since December 31, 2005, the Acquired Entities have conducted their business only in the Ordinary Course of Business and there has not been any:

(a)           change in the Acquired Entities’ authorized or issued capital stock or other equity interests, grant of any stock option or right to purchase shares of capital stock or other equity interests of the Acquired Entities or issuance of any security convertible into such capital stock or other equity interests;

(b)           amendment to the Governing Documents of the Acquired Entities;

(c)           payment (except in the Ordinary Course of Business) by an Acquired Entity of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee providing for an annual rate of compensation exceeding $50,000.00 and that is not cancelable upon 90 days or less notice;

(d)           adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(e)           damage to or destruction or loss in excess of $25,000.00 to any asset of the Acquired Entities, whether or not covered by insurance;

(f)            except as disclosed in Schedule 4.13, entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture or similar Contract to which any Acquired Entity is a party, or (ii) any Contract or transaction (other than any Contract or transaction involving the performance of services or delivery of goods or materials by any Acquired Entity or to any Acquired Entity which terminated after completion of performance by such Acquired Entity) involving a total remaining commitment by the Acquired Entities as of the date of this Agreement of at least $25,000.00;

(g)           sale (other than sales of Inventories or services in the Ordinary Course of Business), lease or other disposition of any asset or property of any Acquired Entity (including the Intellectual Property assets) where the proceeds from such disposition exceeded $25,000.00 or the creation of any Encumbrance on any asset with a book value greater than $25,000.00, other Permitted Encumbrances;

(h)           cancellation or waiver of any claims or rights with a value to the Acquired Entities in excess of $20,000.00;

(i)            material change in the accounting methods used by any Acquired Entity; or

(j)            Contract by an Acquired Entity to do any of the foregoing.

Section 4.10         No Material Adverse Change.  Except as set forth in Schedule 4.10 or, as may be shown in the Adjusted Purchase Price Notice (as it may be revised pursuant to Section 2.4), since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, assets, liabilities (contingent or otherwise), results of operations or financial condition, of the Acquired Entities.

Section 4.11         Litigation.

(a)           Except as set forth in Schedule 4.11, there is no pending or, to the Sellers’ Knowledge, threatened Proceeding:

(i)            that has been commenced by or against any Acquired Entity or that otherwise relates to or would reasonably be expected to materially adversely affect the business of, or the assets owned or used by, an Acquired Entity; or

(ii)           that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated herein.

To the Sellers’ Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  The Corporation has made available to the Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 4.11.

(b)           Except as set forth in Schedule 4.11:

(i)            there is no Order to which the Acquired Entities, their business or any of the Acquired Entities’ assets is subject; and

(ii)           to the Sellers’ Knowledge, no officer, director, agent or employee of an Acquired Entity is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Acquired Entities.

(c)           Except as set forth in Schedule 4.11:

(i)            the Acquired Entities are, and, at all times since December 31, 2001, have been in compliance with all of the terms and requirements of each Order to which it or any of the Acquired Entities’ assets is or has been subject;

(ii)           to the Sellers’ Knowledge, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Acquired Entities or any of their assets are subject; and

(iii)          none of the Acquired Entities has received, at any time since December 31, 2001, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any Order to which any of the Acquired Entities or any of the Acquired Entities’ assets is or has been subject.

Section 4.12         Intellectual Property.

(a)           Except as set forth on Schedule 4.12(a), all of the Acquired Entities’ Intellectual Property is vested in and beneficially owned by the Acquired Entities free and clear of any Encumbrances.  Except as disclosed in Schedule 4.12(a), the Acquired Entities have no Intellectual Property registered with any Governmental Body.

(b)           Except as set forth in Schedule 4.12(b), the Acquired Entities have not granted any license under any of the Intellectual Property to any other Person.

(c)           Except as set forth in Schedule 4.12(c), the Acquired Entities do not require a license or right under or in respect of any Intellectual Property of any other Person to conduct their business as it is conducted as of the date hereof and no substantial part of the business is carried on under the agreement or consent of any other Person nor is there any agreement with any other Person which significantly restricts the fields in which the Acquired Entities’ business may be carried on.

(d)           No disclosure has been made to any Person of the know-how or financial or trade secrets of the Acquired Entities, except in the Ordinary Course of Business and on the expectation that such disclosure is to be treated as being of a confidential nature.

(e)           Except as set forth on Schedule 4.12(e): (i) none of the processes currently used by the Acquired Entities or any of the properties, products or services currently sold by the Acquired Entities or any Intellectual Property infringes the intellectual property rights of any other Person; and (ii) neither the Acquired Entities nor any Seller has received any notice of adverse claim or threat of adverse claim by any Person with respect thereto, and, to the Knowledge of the Sellers, no basis exists for any such claim.

Section 4.13         Contracts.

(a)           Schedule 4.13(a) contains an accurate and complete list, and the Acquired Entities have made available to Buyer accurate and complete summaries or copies, of:

(i)                                     each Contract between an Acquired Entity and a Related Person;

(ii)                                 each Contract that involves performance of services or delivery of goods or materials by an Acquired Entity or to an Acquired Entity, as the case may be, (A) of an amount or value in excess of $75,000.00 and (B) that is not cancelable upon 90 days or less notice;

(iii)                              each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Acquired Entities in excess of $25,000.00;

(iv)                             each Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000.00 and with a term of less than one year);

(v)                                each Contract of an Acquired Entity with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi)                             each Contract (however named) involving a provision for the sharing of profits, losses, costs or liabilities by an Acquired Entity with any other Person, other than direct payments for goods or services;

(vii)                          each Contract containing covenants that restrict an Acquired Entity’s business activity or limit the freedom of an Acquired Entity to engage in any line of business or to compete with any Person;

(viii)                     each Contract providing for payments to or by an Acquired Entity based on sales, purchases or profits, other than direct payments for goods or services;

(ix)                             each power of attorney of an Acquired Entity that is currently effective and outstanding;

(x)                                each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by an Acquired Entity to be responsible for consequential damages;

(xi)                             each Contract for capital expenditures by an Acquired Entity in excess of $25,000.00;

(xii)                          each written guaranty and/or other similar undertaking with respect to contractual performance of any Person (other than an Acquired Entity) extended by an Acquired Entity, other than in the Ordinary Course of Business; and

(xiii)                     each legally binding agreement of an Acquired Entity made orally by such Acquired Entity that has not been terminated or has not expired; and

(xiv)        each effective amendment, supplement and modification made in writing in respect of any of the foregoing.

(b)           Except as set forth in Schedule 4.13(b), no Seller has, or has a right to acquire, any rights under any Contract of an Acquired Entity or in any of the Acquired Entities’ assets.

(c)           Except as set forth in Schedule 4.13(c):

(i)            unless completed in the Ordinary Course of Business or discharged due to the bankruptcy of a party thereto, each Contract identified or required to be identified in Schedule 4.13(a) is in full force and effect and is valid and enforceable in accordance with its terms; and

(ii)           no Contract identified or required to be identified in Schedule 4.13(a) is subject to cancellation or termination as a result of the transactions contemplated herein.

(d)           Except as set forth in Schedule 4.13(d):

(i)            the Acquired Entities have, and at all times since December 31, 2001, have been, in compliance in all material respects with all applicable terms and requirements of each Contract to which an Acquired Entity is a party;

(ii)           to the Sellers’ Knowledge, each other Person that has or had any obligation or liability under any Contract to which an Acquired Entity is a party is, and at all times since December 31, 2001, has been, in compliance with all applicable terms and requirements of such Contract;

(iii)          to the Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give an Acquired Entity or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which an Acquired Entity is a Party;

(iv)          to the Sellers’ Knowledge, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting the Acquired Entities’ assets, other than a Permitted Encumbrance; and

(v)           the Acquired Entities have not given to or received from any other Person, at any time since December 31, 2001, any written notice or, to the Sellers’ Knowledge, other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract to which an Acquired Entity is a Party.

(e)           There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to any Acquired Entity under current or completed

Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

Section 4.14         Customers and Suppliers.  Except as set forth in Schedule 4.14, since December 31, 2005, no supplier, customer, distributor or third party sales representative has canceled or otherwise terminated, or given notice of intent to cancel or otherwise terminate, for any reason, its relationship with an Acquired Entity.

Section 4.15         Employee Benefit Plans.

(a)           Set forth in Schedule 4.15(a) is a complete and correct list of all “employee benefit plans” (foreign or domestic) as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, savings plans (registered or non-registered) severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by the Corporation or any other corporation or trade or business controlled by, controlling or under common control with the Corporation (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by the Corporation or any ERISA Affiliate, or with respect to which the Corporation or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of the Corporation or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”).  The Acquired Entities do not maintain or contribute to any Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(l) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan.  Also set forth on Schedule 4.15(a) is a complete and correct list of all ERISA Affiliates of the Corporation during the last six (6) years.

(b)           The Corporation has made available to the Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of each of the Corporation or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the U.S. Internal Revenue Service (“IRS”), the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (v) all securities registration statements filed with respect to any Employee Plan; (vi) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, (vii) with respect to Employee Plans that are subject to Title IV of ERISA, other than a Multiemployer Plan, the Form PBGC-1 filed for each of the three most recent plan years; and (viii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.

(c)           Except as disclosed in Schedule 4.15(c), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid by the Acquired Entities as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date.  The Corporation has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(d)           Neither the Corporation nor any ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability of the Acquired Entities for, or the imposition of a lien on any of their assets or with respect to any of their assets, and the transactions contemplated hereby will not result in any liability, (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.

(e)           The Corporation has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its group health benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

(f)            The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable Legal Requirements, and such plans have been operated in compliance with such laws and the written Employee Plan documents.  All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body or distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

(g)           Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is a prototype plan entitled to rely on the opinion letter issued by the IRS, and to the Sellers’ Knowledge, there are no circumstances that will or would reasonably be expected to result in revocation of any such favorable determination letter.

(h)           Other than routine claims for benefits in the ordinary course, there is no material pending or threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding.  Neither the Corporation nor any Fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Corporation or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA.  The transactions contemplated hereby will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

(i)            The Corporation has maintained workers’ compensation coverage as required by applicable state, provincial, or territorial law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Schedule 4.15(i).

(j)            Except as set forth on Schedule 4.15(j) or as required by Legal Requirements, the consummation of the transactions contemplated hereby will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of the Acquired Entities.

(k)           Except for the continuation coverage requirements of COBRA, the Acquired Entities have no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

(l)            Except as set forth on Schedule 4.15(l), none of the transactions contemplated hereby will result in an amendment, modification or termination of any of the Employee Plans.  No written or oral representations have been made to any employee or former employee of the Acquired Entities promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA).  No written or oral representations have been made by the Acquired Entities to any employee or former employee of the Acquired Entities concerning the employee benefits of the Buyer.

(m)          All Employee Plans of the Acquired Entities have been duly registered, where required, maintained in compliance with and are in good standing under all applicable legislation (foreign or domestic) and all required employer contributions under any such plan(s) or policies have been made and no past service funding liabilities exist thereunder.

(n)           Notwithstanding any provision to the contrary above, any representation that is made concerning an Employee Plan and its compliance with ERISA, the Code or any applicable Legal Requirements under U.S. law, or where the IRS, PBGC, ERISA, the Code or any applicable Legal Requirement under U.S. law is referred to in the context of such Employee Plan, such representation is hereby limited to Employee Plans that are sponsored, contributed to or maintained by the Acquired Entities in the United States on behalf of employees employed by such entities in the United States (“US Plans”) and no representation is made in such regard concerning any Employee Plans that are not US Plans.

(o)           Notwithstanding anything to the contrary in this Article IV, representations and warranties as to Employee Plans shall be exclusively covered by the provisions of this Section 4.15.

Section 4.16         Compliance with Law.

(a)           Except as set forth in Schedule 4.16(a),

(i)            the Acquired Entities are, and at all times since December 31, 2001, have been, in compliance with each Legal Requirement (including Legal Requirements related to occupational health and safety matters) that is or was applicable to them or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)           since December 31, 2001, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to (A) constitute or result in a violation by an Acquired Entity of, or a failure on the part of an Acquired Entity to comply with, any Legal Requirement or (B) give rise to any obligation on the part of an Acquired Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)          no Acquired Entity has received, at any time since December 31, 2001, any written notice or, to the Sellers’ Knowledge, other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual or alleged violation of, or failure to comply with, any Legal Requirement or (B) any actual or alleged obligation on the part of an Acquired Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)           Schedule 4.16(b) contains a complete and accurate list of each material Governmental Authorization that is held by an Acquired Entity or that otherwise relates to an Acquired Entity’s business or its assets.  To the Sellers’ Knowledge, each Governmental Authorization identified in Schedule 4.16(b) is valid and in full force and effect.  Except as set forth in Schedule 4.16(b):

(i)            each Acquired Entity is, and at all times since December 31, 2001, has been, in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 4.16(b);

(ii)           to the Sellers’ Knowledge, since December 31, 2001 no event has occurred or circumstance exists that may (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any significant modification to, any Governmental Authorization needed by an Acquired Entity for the conduct of its business as presently conducted;

(iii)          no Acquired Entity has received, at any time since December 31, 2001, any written notice or, to the Sellers’ Knowledge, other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv)          since December 31, 2003, all applications required to have been filed for the renewal of the Governmental Authorizations necessary for the conduct of the Acquired Entities’ business have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c)           except for contract- or project-specific Governmental Authorizations, the Governmental Authorizations listed in Schedule 4.16(b) collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Entities to lawfully conduct and operate their business in the manner in which it is currently conducted and operated and to permit the Acquired Entities to own and use their assets in the manner in which they currently own and use such assets.

Section 4.17         Taxes.

(a)           Tax Returns Filed and Taxes Paid.  The Acquired Entities have filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements.  All Tax Returns and reports filed by the Acquired Entities are true, correct and complete.  Each of the Sellers and the Acquired Entities, as the case may be, has paid, or made provision for the payment of, all Taxes for which they are responsible that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by the Acquired Entities, except such Taxes, if any, as are listed in Schedule 4.17(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Interim Balance Sheet and the Financial Statements.  Except as provided in Schedule 4.17(a), none of the Acquired Entities are currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where an Acquired Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Encumbrances on any of the assets of the Acquired Entities that arose in connection with any failure to pay any Tax (other than Taxes not yet due and payable), and the Sellers have no Knowledge of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b)           Delivery of Tax Returns and Information Regarding Audits and Potential Audits.  The Corporation has delivered or made available to Buyer complete and accurate copies of, all federal, state, provincial, territorial, local, and foreign income Tax Returns of the Acquired Entities (other than Tax Returns for sales and use taxes) filed since December 31, 2000.  Schedule 4.17(b) contains a complete and accurate list of all pending audits and Tax disputes.  Neither the Acquired Entities nor the Sellers expects any undisclosed deficiencies in the payment of Tax to be asserted with respect to any such audit.  Any such deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith.  The Sellers have delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits in any Acquired Entity’s possession.  Except as provided in Schedule 4.17(b), the Sellers have no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed.  Except as provided in Schedule 4.17(b), there is no dispute or claim concerning any Taxes of the Acquired Entities either (i) claimed or raised by any Governmental Body in writing or (ii) as to which the Sellers have Knowledge.  Except as described in Schedule 4.17(a), no Acquired Entity has been given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of an Acquired Entity or for which an Acquired Entity may be liable.

(c)           Post-Closing Tax Liabilities.  The unpaid Taxes of the Acquired Entities do not, as of the Closing Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet.  Except as disclosed in Schedule 4.17(c), since December 31, 2002, no Acquired Entity has received notice of any proposed tax assessment or deficiency against any Acquired Entity.  Since the date of the Interim Balance Sheet, the Acquired Entities have not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(d)           Transactions Affecting Post-Closing Tax Years.  The Acquired Entities will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding provision or similar provision of federal, state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(e)           Specific Potential Tax Liabilities and Tax Situations.

(i)            Withholding.  All Taxes that the Acquired Entities are or were required by Legal Requirements to withhold, deduct or collect prior to the Closing Time have been or will be duly withheld, deducted and collected and, to the extent required, will be paid to the proper Governmental Body or other Person.

(ii)           Tax Sharing or Similar Agreements.  There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by any Acquired Entity after the Closing.

(iii)          Consolidated Group.  No Acquired Entity (i) has been a member of an Affiliated Group (or any similar group defined under a similar provision of federal, state, local or foreign law) (other than the Affiliated Group of the Corporation) or (ii) has liability for Taxes of any person (other than the other Acquired Entities) under §1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(iv)          Listed Transactions.  In the past six years, no Acquired Entity has participated in a transaction that has been specifically identified by the IRS as a “listed” transaction for purposes of §1.6011-4(b) of the Treasury Regulations or has disclosed any transactions to the IRS under any penalty amnesty program.

(v)           Golden Parachute Agreements.  Except with respect to the Phantom Stock Agreements, no Acquired Entity is a party to any agreement, contract or plan that, as a result of the Closing, could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of federal, state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law).

(vi)          Arrangement Constituting a Partnership.  No Acquired Entity is subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal or applicable state income tax purposes or for any other Tax purposes.

(vii)         Tax Attributes.  Schedule 4.17(f)(vii) sets forth the estimated amount of any net operating loss, net capital loss, unused investment, foreign tax or other credit, or excess charitable contribution allocable to any Acquired Entity as of December 31, 2005.

(viii)        Substantial Understatement Penalty.  The Corporation has disclosed on its income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

Section 4.18         Insurance.

(a)           The Corporation has made available to the Buyer:

(i)            accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which any Acquired Entity is a party or under which any Acquired Entity is or has been covered at any time since December 31, 2005, a list of which is included in Schedule 4.18(a);

(ii)           accurate and complete copies of all pending applications by the Acquired Entities for policies of insurance; and

(iii)          any written statement by the auditor of the Corporation’s Financial Statements or any consultant or risk management advisor with regard to the inadequacy of the Acquired Entities’ coverage or of the reserves for claims received by the Acquired Entities since June 30, 2005.

(b)           Except as set forth in Schedule 4.18(b), the Acquired Entities:

(i)            do not have any self-insurance arrangement by or that expressly involves the Acquired Entities, including any reserves established thereunder; and

(ii)           have complied with all obligations of the Acquired Entities to provide insurance coverage to third parties (for example, under leases or service agreements).

(c)           Except as set forth in Schedule 4.18(c), to the Sellers’ Knowledge:

(i)            all policies of insurance that provide coverage to any Acquired Entity and which have been established by the Acquired Entities:

(A)          are valid, outstanding and enforceable, subject to limitations on enforceability as are applicable under applicable Legal Requirements; and
(B)           are issued by an insurer that is reputable;

(ii)           With respect to any policy of insurance described in Section 4.18(c), no Acquired Entity has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii)          With respect to any policy of insurance described in Section 4.18(c)(i) that involves any Acquired Entity, such Acquired Entity paid or caused to be paid, all premiums due, and has otherwise performed all of its obligations; and

(iv)          With respect to any policy of insurance described in Section 4.18(c)(i), the Acquired Entities have given notice to the insurer of all known claims that may be insured thereby.

Section 4.19         Environmental Laws and Regulations.  Except as set forth in Schedule 4.19:

(a)           The Acquired Entities are, and at all times since December 31, 2001, have been, in compliance with Environmental Law.  Since December 31, 2001, no Acquired Entity has received any order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which the Corporation has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by the Corporation or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b)           There are no pending or, to the Knowledge of the Sellers, threatened claims against the Acquired Entities due to any Environmental Liabilities or arising under or pursuant to any Environmental Law.

(c)           No Acquired Entity has any Environmental Liabilities with respect to any Facility or, to the Sellers’ Knowledge, with respect to any other property or asset (whether real, personal or mixed) adjoining any Facility.

(d)           To the Sellers’ Knowledge, there has been no release, or threat of release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) for which any Acquired Entity may be subject to any Environmental Liability.

(e)           The Corporation has made available to Buyer copies and results of any reports, studies, analyses, tests, or monitoring possessed by any Acquired Entity pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by an Acquired Entity or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(f)            Notwithstanding anything to the contrary in this Article IV, representations and warranties as to Environmental Law, Hazardous Materials and Hazardous Activities shall be exclusively covered by the provisions of this Section 4.19.

Section 4.20         Products and Services.  Schedule 4.20 sets forth all claims asserted or, to the Sellers’ Knowledge, threatened at any time during the past two years against any Acquired Entity in respect of personal injury, wrongful death or property damage alleged to have resulted from products or services provided by an Acquired Entity in an amount in excess of $10,000, and all warranty claims with respect to any single product with a value, individually or in the aggregate, in excess of $10,000.

Section 4.21         [Intentionally left blank.]

Section 4.22         Capitalization; Acquired Subsidiaries.

(a)           The authorized capital stock of the Corporation consists of: (i) 5,000,000 shares of preferred stock, $.001 par value per share, of which there are no shares issued and outstanding, and (ii) 5,000,000 shares of common stock, $.001 par value per share (the “Grant Common Stock”), of which 2,768.7424 shares are issued and outstanding.  Other than the Grant Phantom Stock, no phantom or notional shares of Grant Common Stock have been awarded.  Except as set forth on Schedule 4.22(a), no shares are reserved for issuance pursuant to the Corporation’s stock option and purchase plans and no shares are reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares (real or phantom) of Grant Common Stock.  The outstanding shares of Grant Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are owned beneficially and of record by the holders set forth on Schedule 4.22(a) and in such amounts as set forth on Schedule 4.22(a).  The outstanding shares of Grant Common Stock have been offered, issued, sold and delivered by the Corporation in compliance with all applicable securities laws.  Except as set forth on Schedule 4.22(a), there are no outstanding rights, options, warrants, conversion rights, preemptive rights or other rights to acquire securities of the Corporation.  There are no outstanding obligations of the Corporation to repurchase, redeem or otherwise acquire any capital stock of the Corporation.  Except as set forth on Schedule 4.22(a), there are no agreements or restrictions (such as a right of first refusal, co-sale, right of first offer, proxy, voting trust or voting agreements) with respect to the sale or voting of any shares of the capital stock of the Corporation.

(b)           Each of the Corporation’s Subsidiaries (the “Acquired Subsidiaries”) and its jurisdiction of organization is listed on Schedule 4.22(b).  The Sellers have provided to the Buyer true, correct and complete copies of the organization or formation documents, as amended (or English translations of such documents), of each of the Acquired Subsidiaries, and each such document is in full force and effect.  The Acquired Subsidiaries are corporations, limited liability companies, partnerships or other entities that are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and have the requisite corporate power and authority (or comparable entity power and authority) to own and operate their respective properties and to carry on their respective businesses as they are now being conducted.  Each of the Acquired Subsidiaries is duly qualified to do business or duly registered as a foreign branch and is in good standing in each jurisdiction in which the nature of its respective businesses or the ownership or leasing of its respective properties makes such qualification or registration necessary.  All of the outstanding shares of capital stock of the Acquired Subsidiaries, and all of the ownership interests in the Acquired Subsidiaries that are not corporations, have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive, preferential or other similar rights of any Person.  Except for the capital stock of, or ownership interests in, the Acquired Subsidiaries, the Corporation does not own or control, directly or indirectly, any interest or investment in any corporation, partnership, association or other form of business entity.

Section 4.23         Brokers and Finders.  Except for The Evolution Group, PLC or Energy Capital Solutions, L.P., whose fees and expenses shall be paid in accordance with Section 2.3 hereof, no Acquired Entity nor any of the Acquired Entities’ officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement, and the Buyer shall not have any liability for any such fees or commissions.

Section 4.24         Disclosure.  To the Sellers’ Knowledge, no representation or warranty or other statement made by the Sellers in this Agreement, the certificates delivered by or on behalf of Sellers pursuant to Section 2.4 or Section 7.1 of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

Section 4.25         Books and Records.  The books of account and other financial records of the Acquired Entities, all of which have been made available to the Buyer, are complete and correct in all material respects in respect of the matters described therein, represent actual, bona fide transactions and have been maintained in accordance with applicable Legal Requirements including, since December 31, 2002, the maintenance of an adequate system of internal controls.

Section 4.26         Condition of Facilities.

(a)           Use of the real property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications.  All improvements to real property leased by the Acquired Entities or otherwise used in the Ordinary Course of Business by the Acquired Entities are in compliance with all applicable Legal Requirements, including those pertaining to zoning and building, and are accepted as is.  To the Sellers’ Knowledge, no part of any improvement encroaches on any real property not leased by an Acquired Entity.  To the Sellers’ Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of the Acquired Entities.

(b)           Each item of Tangible Personal Property is accepted as is, where is.  All Tangible Personal Property used in the Acquired Entities’ business is in the possession of the Acquired Entities, except as set forth on Schedule 4.26.

Section 4.27         No Undisclosed Liabilities.  To the Sellers’ Knowledge, except as set forth in Schedule 4.27, no Acquired Entity has any Liabilities that, in accordance with GAAP, are of a nature as are required to be described in the Interim Balance Sheet and are so described in such Interim Balance Sheet and there are no additional Liabilities that, in accordance with GAAP, are of a nature that are required to be disclosed, except as are incurred in the Ordinary Course of Business of the Acquired Entities since the date of the Interim Balance Sheet or as are otherwise accounted for in the Adjusted Purchase Price.

Section 4.28         Employees.

(a)           Schedule 4.28(a) contains a complete and accurate list of the following information for each current executive, administrative, office and operational management employee of the Acquire Entities, including each such employee on leave of absence or layoff status: name; job title; date of hire; current compensation paid or payable and any change in compensation since December 31, 2005 and sick and vacation leave that is accrued and unused as of June 30, 2006.

(b)           The Acquired Entities have no retired employees except as set forth on Schedule 4.28(b).

(c)           Schedule 4.28(c) contains a complete and accurate list of the following information for each such employee of an Acquired Entity who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by the Corporation, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) a statement as to whether it was a termination for cause, layoff or reduction in hours; and (iii) the location to which the employee was assigned.

(d)           The Acquired Entities have not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.

(e)           To the Sellers’ Knowledge, no officer, director, employee or contractor of the Acquired Entities is bound by any Contract that purports to limit the ability of such officer, director, employee, or contractor to engage in or continue or perform any conduct, activity, duties or practice.  To the Sellers’ Knowledge, no former or current employee of an Acquired Entity is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of an Acquired Entity or the Buyer to conduct the business as heretofore carried on by the Acquired Entities.

(f)            The employees of the Corporation are not entitled to payment for any accrued but unused vacation time, except upon termination.

(g)           Except as disclosed in Schedule 4.28(a) or Schedule 4.28(g), the Acquired Entities have not, since December 31, 2005, directly or indirectly, made any increase in the compensation or other benefits payable or to become payable to their employees or any of them, other than general salary increases in the Ordinary Course of Business, or any increase in the compensation or other benefits payable or to become payable to any officer or director or any increase in the benefits provided under any of its Employee Plans.

(h)           Except as set out in Schedule 4.28(h) or as otherwise described in any manner in Section 4.15, the Acquired Entities are not a party to and are not bound by any:

(i)            written contract or commitment for the employment of any employee, officer or agent, whether contracts of service or contracts for services;

(ii)           oral contract or commitment for the employment of any employee, officer or agent, whether contracts of service or contracts for services, except for contracts of indefinite hire, terminable by the respective Acquired Entity without cause or reasonable notice;

(iii)          contract or collective agreement with or commitment to any labor union or employee association and the Acquired Entities have not conducted negotiations with respect to any future such contracts or commitments and there are no current or threatened attempts to organize or establish any labor union or employee association with respect to the Acquired Entities, and no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(a)           holds bargaining rights with respect to any of the employees of the Acquired Entities by way of certification, interim certification, voluntary recognition, designation or successor rights; or

(b)           has applied to be certified as the bargaining agent of any of the employees of the Acquired Entities.

(iv)          bonus, pension, profit sharing, deferred compensation, retirement, hospitalization, disability, insurance or similar plan or practice, formal or informal, or policy with respect to any of their employees or others.

(i)            To the Sellers’ Knowledge, there are no allegations with respect to any of the Acquired Entities of unfair labor practices.

(j)            Except as disclosed in Schedule 4.28(j), no employee of any Acquired Entity is on lay off, leave of absence, maternity or disability leave.  Schedule 4.28(k) sets forth the terms of such lay off, leave of absence, maternity or disability leave.

(k)           Except as disclosed in Schedule 4.28(k), the Acquired Entities do not owe any obligations to former directors, officers or employees.

(l)            Except as disclosed in Schedule 4.28(l), there are no independent contractors engaged by the Corporation.

(m)          Except as otherwise described in Section 4.15, the amount of salaries, bonuses, and other remuneration and fringe benefits of any nature, including vacation pay, severance pay and unpaid earned wages of the directors, officers and employees of the Acquired Entities as of the Closing Date have been paid in full or accrued and there is no outstanding overdue assessment, order, certificate, lien or judgment regarding employment of any jurisdiction (foreign or domestic) in which any Acquired Entity carries on business or has employees.

(n)           All employer obligations of the Acquired Entities with respect to the directors, officers and employees of any Acquired Entity for withholding tax, workers’ compensation premiums, contributions or remittances of any kind in all material respects which are then due, have been paid in full or accrued as of the Closing Date.

(o)           There are no written warnings or disciplinary action currently outstanding against any employee of the Acquired Entities.

Section 4.29         Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws.

(a)           Except as set forth in Schedule 4.29(a), the Acquired Entities have not, and the Acquired Entities’ employees, agents and Representatives have not, used any funds of the Acquired Entities for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (i) made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee, political party, official of a political party, candidate for political office, anyone else acting in an official capacity, or any agent of any such individual or entity, in order to obtain, retain or direct business or obtain any improper advantage, (ii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any illegal bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(b)           Except as set forth in Schedule 4.29(b), the Acquired Entities have made all payments to non-employee third parties by check, by credit card or by wire transfer to such non-employee third parties in the country in which the work was performed.

(c)           Each transaction is properly and accurately recorded on the books and records of the Corporation in all material respects.  The Corporation maintains no off the books accounts.

(d)           The Acquired Entities have at all times been in compliance with all Legal Requirements relating to export control and trade embargoes.  No product sold or service provided by any Acquired Corporation during the last five (5) years has been directly sold to or performed in or on behalf of Cuba, Iraq, Iran, Ivory Coast, Libya, North Korea, Rwanda, Sudan, or Syria.

(e)           Except as set forth in Schedule 4.29(e), the Acquired Entities have not violated the antiboycott prohibitions contained in 50 U.S.C. § 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.  Except as set forth in Schedule 4.29(e), during the last five (5) years, the Corporation has not been a party to, is not a beneficiary under and has not performed any service or sold any product under any Contract under which a product has been sold directly to customers in Bahrain, Iraq, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Syria, United Arab Emirates or the Republic of Yemen.

Section 4.30         Relationships with Related Persons.  No Seller or Related Person of any Seller and, to the Sellers’ Knowledge, no other Related Person of the Acquired Entities has, or since December 31, 2005, has had, any interest in any property used by the Acquired Entities in the Acquired Entities’ business.  To the Sellers’ Knowledge, no Acquired Entity nor any Related Person of the Acquired Entities owns, or since December 31, 2005, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person (other than the Acquired Entities themselves) that has (a) had significant business dealings or a material financial interest in any transaction with an Acquired Entity other than business dealings or transactions disclosed in Schedule 4.30, each of which has been conducted in the Ordinary Course of Business with such Acquired Entity at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with such Acquired Entity with respect to any line of the products or services of such Acquired Entity (a “Competing Business”) in any market presently served by such Acquired Entity, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.  Except as set forth on Schedule 4.30, no Seller or Related Person of any Seller, and, to the Sellers’ Knowledge, no other Related Person of an Acquired Entity (other than an Acquired Entity) is a party to any Contract with, or has any claim or right against, such Acquired Entity.

Section 4.31         Title to Assets.  The Acquired Entities have good and marketable title to, or a valid leasehold or other interest in, the properties and assets used by them, located on their premises, or shown on the Interim Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, except for Permitted Encumbrances or properties, assets or interests disposed of in the Ordinary Course of Business since the date of the Interim Balance Sheet or as otherwise permitted by this Agreement.

As used herein, the term “Permitted Encumbrances” shall include the following:

(i)            liens for taxes, assessments or governmental or quasi-governmental charges that are not yet delinquent;

(ii)           Encumbrances reflected in the Financial Statements or created in the Ordinary Course of Business subsequent to the date of the Financial Statements;

(iii)          Encumbrances disclosed in Schedule 4.31;

(iv)          zoning ordinances, conservation restrictions, building codes and all other statutes, regulations and administrative enactments of any federal, state or governmental or public authority having jurisdiction over the property affected thereby;

(v)           any matters to which a real property lease is subject or subordinate;

(vi)          Encumbrances that will be released or satisfied at Closing, pursuant to the terms of this Agreement; and

(vii)         Encumbrances that do not, individually or in the aggregate, materially interfere with the present use by the Acquired Entities of the real property subject thereto or affected thereby.

ARTICLE V.
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

Section 5.1            General.  Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below).

Section 5.2            Notices and Consents.  The Sellers will cause the Acquired Entities to give any notices to third parties, and will cause the Acquired Entities to use their commercially reasonable efforts to obtain any third-party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 4.4 above.  Each of the Parties will (and the Sellers will cause the Acquired Entities to) give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.1(b), Section 3.2(b), and Section 4.4 above.  Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Entity to, (a) cooperate with the Buyer with respect to all filings that the Buyer elects to make or is required by Legal Requirements to make in connection with the transactions contemplated hereby, and (b) cooperate with the Buyer in obtaining all consents identified in Schedule 4.4.

Section 5.3            Operation of Business.

(a)           The Sellers will not cause or permit the Acquired Entities to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business except:

(i)            to the extent permitted or required by this Agreement; or

(ii)           as consented to by the Buyer, such consent not to be unreasonably withheld.

(b)           From the date of the execution of this Agreement until the Closing Date, Sellers shall cause the Corporation to continue to operate in the Ordinary Course of Business (including with respect to the billing of work in process, the collection of accounts receivable, and the payment of accounts payable and expenses), and shall cause the Corporation to refrain, without the prior consent of Buyer, such consent not to be unreasonably withheld, from any organizational or executive personnel changes, including but not limited to the entering into of employment agreements, the modification of existing employment agreements, or any compensation increases.  In addition, without consulting with Buyer, the Sellers will not cause or permit the Corporation to (i) make any purchase or sale of inventory, machinery, equipment, vehicles, buildings or other physical assets outside of the Ordinary Course of Business; (ii) pay any dividends, distributions, or other fees to its shareholders, including directors’ fees or bonuses, and shall permit no cash distributions for any purpose outside the Ordinary Course of Business; (iii) enter into any contract which materially adversely affects its business, sales volume or marketing methods; (iv) shall use its commercially reasonable efforts to preserve the goodwill of its customers, employees, suppliers and others with whom the Acquired Entities have business relations; (v) shall maintain its cash management, accounts receivable collection and accounts payable payment practices in accordance with past custom and practice; or (vi) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.9 above.

Section 5.4            Preservation of Business.  The Sellers will cause the Corporation to keep its business and properties substantially, intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

Section 5.5            Full Access.  The Sellers will permit, and the Sellers will cause the Corporation to permit, Representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Corporation and the performance of the Sellers’ duties under this Agreement, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Corporation.

Section 5.6            Notice of Developments; Supplements to Schedules.

(a)           Each Party will give written notice within two days to the other Parties of any development causing a Breach of any of the representations and warranties in Article III or Article IV above.  A written notice given pursuant to this Section 5.6(a) shall become an exhibit to this Agreement and shall be incorporated herein if such notice is delivered prior to the Closing.  If the Party to whom the notice is addressed receives such notice prior to Closing and thereafter participates in the Closing, such Party will be deemed to have waived any claims relating to the matters specified in such notice; provided, however, that no waiver shall be deemed to have been made with respect to any claims that arise from or are the subject of matters that are not specifically stated in such notice.

(b)           From time to time until the Closing, the Sellers shall promptly supplement or amend the Schedules that it has delivered with respect to any matter first existing or occurring following the date hereof that (a) if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Schedules, or (b) is necessary to correct any information in the Schedules that has been rendered inaccurate thereby.  A supplement or amendment to the Schedules given to the Buyer pursuant to this Section 5.6(b) shall become part of the Schedules to this Agreement and shall be incorporated herein if such supplement or amendment is delivered prior to the Closing.  If the Buyer receives such a supplement or amendment to the Schedules prior to Closing and thereafter participates in the Closing, the Buyer will be deemed to have waived any claims relating to the matters specified in such supplement or amendment; provided, however, that no waiver shall be deemed to have been made with respect to any claims that arise from or are the subject of matters that are not specifically stated in such supplement or amendment.

Section 5.7            Exclusivity.

(a)           The Sellers will not (and will cause the Corporation to not) solicit, directly or through any intermediary, offers for the Grant Common Stock and all or substantially all of the assets of the Corporation, from any Person other than the Buyer and its Affiliates; provided, however, the Sellers and the Corporation may conduct meetings or discussions from time to time with Representatives of the Corporation’s nominated advisor and any broker that is a member of the Corporation’s underwriting team concerning a possible AIM listing on the London Stock Exchange, so long as (i) such nominated advisor and such broker(s) are bound by a confidentiality agreement, (ii) such meetings and discussions are solely for operational and financial updating purposes, (iii) no meetings, discussions or other interfaces take place with potential investors in an effort to market the public offering, and (iv) neither the Sellers nor the Corporation work on any AIM Admission Document.  If the Sellers, the Corporation or their respective Representatives receive an unsolicited bona fide third-party offer to purchase or otherwise acquire the Grant Common Stock or all or substantially all of the Corporation’s assets, the Buyer shall be given immediate notice of such offer and the Sellers sole response shall be to notify the Person making such offer of the provisions of this Section 5.7.

(b)           The obligation under this Section 5.7 will terminate, and the Sellers, the Acquired Entities and their Representatives will be able to solicit any offer of any kind for some or all of the Grant Common Stock or some or all of the assets of the Acquired Entities without any restriction whatsoever, upon the receipt by the Sellers of a proposal by the Buyer to reduce the amount of the Purchase Price or otherwise alter the consideration that comprises the Purchase Price.

Section 5.8            Access and Investigation.  Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from the Buyer, the Corporation shall (and the Sellers shall cause the Corporation to) (a) afford the Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to the Acquired Entities’ personnel, properties, Contracts, Governmental Authorizations, books and records and other documents and data and to allow the real property and Tangible Personal Property to be inspected by Buyer Group, at Buyer’s sole cost and expense, such rights of access and inspection to be exercised in a manner that does not unreasonably interfere with the operations of the Acquired Entities, the performance of the Acquired Entities’ or the Sellers’ duties under this Agreement or the transactions contemplated hereby; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and records and other existing documents and data of the Acquired Entities as Buyer Group may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information regarding the Acquired Entities as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to the Acquired Entities; provided, however, that the Sellers and the Acquired Entities shall not be required to make any such materials available or take any such action to the extent precluded by applicable Legal Requirements.

Section 5.9            Confidential Information.  The Parties acknowledge and agree that the Confidentiality and Nondisclosure Agreement dated June 7, 2006 by and between the Corporation and the Buyer (the “Confidentiality Agreement”) will continue in full force and effect following the execution of this Agreement until the Closing Time.  Any information, data or other materials provided to the Buyer or its Representatives pursuant to this Agreement shall be considered “Confidential Information” under the Confidentiality Agreement and subject to its terms.

ARTICLE VI.
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

Section 6.1            General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement (including compliance with any foreign or domestic regulatory requirements), each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party

(unless the requesting Party is entitled to indemnification therefor under Article VIII below).  The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Acquired Entities.  After Closing, the Sellers shall have access to all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Acquired Entities at their sole cost and expense, and such records shall not be destroyed prior to the expiration of five years following the Closing Date, unless otherwise agreed to by the Parties.

Section 6.2            Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction occurring or existing, as the case may be, on or prior to the Closing Date involving the Corporation, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel upon reasonable notice, and provide such testimony and access to their books and records upon reasonable notice as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII below).

Section 6.3            Transition.  For a period of two years after the Closing, none of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Acquired Entities from maintaining the same business relationships with the Acquired Entities after the Closing as it maintained with the Acquired Entities prior to the Closing, except to the extent that such action (a) is taken by the Sellers in the course of exercising any of their rights pursuant to this Agreement or defending any claim made against the Sellers pursuant to this Agreement or (b) results from any activity undertaken after the Closing Date, of the Sellers or any entity in which it has an investment, including any business activities that compete directly with the businesses of the Acquired Entities as constituted on the Closing Date or anytime thereafter.  The Sellers will refer all customer inquiries they receive relating to the business of the Acquired Entities to the Buyer after the Closing.

Section 6.4            Confidentiality.

(a)           Each of the Sellers will treat and hold as such all of the Confidential Information, and refrain from using any of the Confidential Information except in connection with this Agreement, and after the Closing Date deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession, except to the extent that such Confidential Information is contained within other documents that do not otherwise constitute Confidential Information or are otherwise necessary to permit the Sellers to maintain their own records, as they determine in their discretion, in order to assert their rights pursuant to this Agreement or defend against any claim made by the Buyer pursuant to this Agreement.

(b)           In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that the Sellers will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4.  If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Sellers may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use its commercially reasonable efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

(c)           For the purposes of this Section 6.4, the term “Confidential Information” shall mean all information acquired by the Sellers from the Acquired Entities or their Representatives with respect to the business of the Acquired Entities other than information generally available to the public immediately prior to the time of disclosure (other than as a result of disclosure by the Sellers or their Representatives in violation of this paragraph) and information that becomes available to the Sellers on a non-confidential basis from a source other than the Acquired Entities or their Representatives (provided that such source is not known by the Sellers to be bound by a confidentiality agreement with, or other obligation of secrecy to the Acquired Entities).

Section 6.5            Withholding Tax.  Each of the Sellers who is not a resident of the United States for purposes of the Code or has not otherwise delivered a United States taxpayer identification number to the Buyer prior to the Closing Date (each such Person referred to herein as a “Non-Resident Seller”) in respect of the disposition of the Non-Resident Seller’s Grant Common Stock, acknowledges that the Buyer shall be entitled to deduct an amount from the allocated portion of the Purchase Price payable by the Buyer to the Non-Resident Seller on the Closing Date up to 30% of such allocated Purchase Price, provided that a corresponding amount of any such deduction (the “Withheld Amount”) shall be remitted by the Buyer to the IRS within 30 days of the Closing Date or such earlier time as may be required by applicable Legal Requirements.  The foregoing remittance of the Withheld Amount to the IRS shall satisfy the Buyer’s payment obligation in respect of the corresponding portion of the Purchase Price payable to the Non-Resident Seller.

ARTICLE VII.
CONDITIONS TO OBLIGATIONS TO CLOSE

Section 7.1            Conditions to Obligations of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)           all of the representations and warranties of the Sellers made in this Agreement shall be true and correct in all material respects (except with respect to any such representations or warranties that include the word “material” or words of similar import, as to which they shall be true and correct in all respects) as of the Closing Time (unless such representation or warranty expressly refers to an earlier time) with the same effect as if made at and as of the Closing Time, except to the extent that any breach of such representations and warranties arises from the actions of the Sellers or the Corporation which are required by this Agreement or are consented to by the Buyer;

(b)           the Sellers shall have complied with and performed in all material respects all of their obligations in this Agreement to be performed or complied with at or before Closing, except to the extent that any breach of such obligations is consented to by the Buyer;

(c)           since the date of the Agreement, the business of the Corporation has been conducted in the Ordinary Course of Business (except as otherwise permitted by this Agreement) and in the absence of any material casualty or material adverse change in the conduct of such business;

(d)           the Buyer shall have completed its due diligence review of the Corporation to its satisfaction in its absolute and sole discretion;

(e)           the consummation of the transactions contemplated by this Agreement will not result in the acceleration of a termination right (or the creation of a termination right) or the actual termination of, any material Contract;

(f)            the Sellers shall have entered into the Escrow Agreement;

(g)           the Seller Consents and Approvals shall have been obtained with no conditions other than those agreed to in writing by the Buyer, acting reasonably, or complied with on or before the Closing.  The Seller Consents and Approvals shall be in form and have terms satisfactory to the Buyer, acting reasonably;

(h)           the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7.1(a)-(g) is satisfied in all respects;

(i)            the final Schedules to Section 3.1 and Article IV of this Agreement shall have been delivered to the Buyer by the Sellers not less than two business days prior to the Closing, and such Schedules shall be satisfactory to the Buyer in its sole discretion; and

(j)            the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Corporation resigning his or her position as an officer or director, as the case may be, other than those whom the Buyer shall have specified in writing at least three business days prior to the Closing.

The Buyer may waive any condition specified in this Section 7.1 if it executes a notice in writing so stating at or prior to the Closing; provided, however, that upon Closing the Buyer shall be deemed to have waived any condition in this Section 7.1 that has not been satisfied.  If any of the conditions specified in Section 7.1 are not complied with (provided such non-compliance did not arise from the acts or omissions of the Buyer) or waived by the Buyer on or before the Closing Date, the Buyer may terminate this Agreement by written notice to the Sellers.

Section 7.2            Conditions to Obligation of the Sellers.  The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)           all of the representations and warranties of the Buyer made in this Agreement shall be true and correct in all material respects (except with respect to any such representations or warranties that include the word “material” or words of similar import, as to which they shall be true and correct in all respects) as of the Closing Time (unless such representation or warranty expressly refers to an earlier time) with the same effect as if made at and as of the Closing Time, except to the extent that any breach of such representations and warranties arises from the actions of the Buyer which are required by this Agreement or are consented to by Sellers;

(b)           the Buyer shall have complied with and performed in all material respects all of the terms and conditions in this Agreement on its part to be performed or complied with at or before Closing, except to the extent that any breach of such obligations is consented to by the Sellers;

(c)           the Buyer shall have entered into the Escrow Agreement;

(d)           the Buyer Consents and Approvals shall have been obtained with no conditions other than those agreed to in writing by the Sellers, acting reasonably, or complied with on or before the Closing.  The Buyer Consents and Approvals shall be in form and have terms satisfactory to the Sellers, acting reasonably; and

(e)           the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 7.2(a)-(d) is satisfied in all respects.

The Sellers may waive any condition specified in Section 7.2 if it executes a notice in writing so stating at or prior to the Closing; provided, however, that upon Closing the Sellers shall be deemed to have waived any condition in this Section 7.2 that has not been satisfied.  If any of the conditions specified in Section 7.2 are not complied with or waived by the Sellers on or before the Closing Date (provided such non-compliance did not arise from the acts or omissions of the Sellers), the Sellers may terminate this Agreement by written notice to the Buyer.

ARTICLE VIII.
REMEDIES FOR BREACHES OF THIS AGREEMENT

Section 8.1            Survival of Representations, Warranties, Covenants and Agreements.  All of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and any certificates delivered at Closing shall survive the Closing hereunder (but not if notice of a Breach is provided pursuant to Section 5.6) and continue in full force and effect for, with respect to the covenants specified in Article VI, the periods provided therein, and, with respect to all other representations, warranties and agreements, a period of nineteen (19) months following the Closing Date (or lesser period specified by any applicable statutes of limitations).  The nineteen (19) month period set forth in this Section 8.1 shall not apply with respect to any representation or warranty set forth in Sections 3.1(d) and 4.17, which representations and warranties shall survive the Closing until, with respect to Section 3.1(d), for 48 months after the Closing, and, with respect to Section 4.17, the date of expiration of the applicable statutes of limitations for the collection of the applicable Tax.

Section 8.2            Indemnification Provisions for Benefit of the Buyer.

(a)           In the event either Seller Breaches any of the representations, warranties, covenants or agreements contained in this Agreement or in any certificate delivered by the

Sellers with respect hereto in connection with the Closing, provided that an Acquiror Party provides a Claim Notice to the Sellers pursuant to Section 8.5 below within the applicable survival period specified in Section 8.1, then the Sellers shall indemnify (individually as to a Seller’s Breach of any of the representations or warranties set forth in Section 3.1 above, but jointly in the case of a Breach of any other representations, warranties, covenants or agreements made by the Sellers in this Agreement) from the Escrow Fund the Buyer and the Corporation (each, an “Acquiror”) and each of Acquiror’s respective officers, directors, employees, agents, Representatives, Affiliates, successors and permitted assigns (collectively, “Acquiror Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Acquiror Parties in respect of the entirety of any Adverse Consequences such Acquiror Parties may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the Breach.

(b)           In the event any Acquired Entity incurs any Adverse Consequences as a result of the death of José Figueroa described on Schedule 4.11, then (i) prior to the Claims Submission Deadline (as defined in the Escrow Agreement) the Sellers shall jointly indemnify the Acquiror Parties from the Escrow Fund and hold each of them harmless from and against and pay on behalf of or reimburse such Acquiror Parties in respect of the entirety of any Adverse Consequences such Acquiror Parties may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by such death; provided, however, that, to the extent any portion of a Claim for indemnification with respect to such death has not been resolved by the Claims Submission Deadline, effective upon the Claims Submission Deadline, the Buyer shall withdraw such pending Claim or Claims from the Escrow Agent; and (ii) from and after the Claims Submission Deadline, the Sellers shall jointly indemnify the Acquiror Parties directly and hold each of them harmless from and against and pay on behalf of or reimburse such Acquiror Parties in respect of the entirety of any Adverse Consequences such Acquiror Parties may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the such death; provided, however, that the Sellers shall not be obligated to indemnify the Acquiror Parties after the Claims Submission Deadline from and against any Adverse Consequences with respect to such death in excess of the amount of the remaining Deposit (as defined in the Escrow Agreement) disbursed to the Sellers plus any Phantom Stock Costs and Transaction Costs reimbursed to the Buyer or the Corporation from the Escrow Fund pursuant to Section 2.5(c).

Section 8.3            Indemnification Provisions for Benefit of the Sellers.  In the event the Buyer Breaches any of its representations, warranties, and covenants contained herein, provided that the Sellers provide a Claim Notice to the Buyer pursuant to Section 8.5 below within the applicable survival period specified in Section 8.1, the Buyer shall indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the Breach.

Section 8.4            Limitation of Indemnities.

(a)           No claims, demands, suits, actions, proceedings or remedies (“Claims”) with respect to the indemnities provided by this Agreement shall be made or be available unless a Claim Notice (as that term is defined in Section 8.5(b)) has been given by the Party making the Claim to the other Parties hereto within nineteen months of the Closing Date (or lesser period specified in any applicable statute of limitations), except in the case of a claim for a breach of the representations set forth in Section 4.17, which may be made up until the applicable limitation period expires;

(b)           The Sellers’ liability pursuant to this Article VIII shall be limited to the Escrow Amount (including any interest thereon) and the Acquiror Party shall have no remedy whatsoever against the Sellers or any other asset or interest of them in respect of any such Claim, even in the event that the Escrow Amount is lost or is not otherwise available, except as provided in Section 8.9;

(c)           The Sellers shall have no obligation to provide any indemnity to the Acquiror Parties unless and until the aggregate of all Adverse Consequences suffered by the Acquiror Parties thereunder exceed $200,000, which amount shall be treated as a deductible and such initial amount of $200,000 amount shall not be indemnifiable by the Sellers pursuant to Section 8.2;

(d)           The Buyer shall have no obligation to provide any indemnity to the Sellers unless and until the aggregate of all Adverse Consequences suffered by the Sellers thereunder exceeds $200,000, which amount shall be treated as a deductible and such initial amount of $200,000 shall not be indemnifiable by the Buyer pursuant to Section 8.3, and Buyer shall not be obligated to indemnify Sellers from and against Adverse Consequences in excess of $5,000,000;

(e)           The indemnification obligations of the Sellers and the Buyer hereunder with respect to any Adverse Consequences suffered by an Indemnified Party shall be deemed reduced by the amount of (i) any insurance proceeds received by such Indemnified Party with respect to such Adverse Consequences and (ii) any payments received by such Indemnified Party pursuant to Section 2.4 which would otherwise result in an indemnification obligation under Section 8.2 or 8.3, as applicable.  The Buyer agrees to use, and to cause the Acquired Entities to use, all commercially reasonable efforts consistent with past practice to pursue any and all available insurance recoveries and indemnification or other claims against third parties with respect to the subject matter of any claim for indemnification pursuant to this Article VIII;

(f)            No Acquiror Party may make a claim pursuant to this Article VIII for any matter arising from any circumstance, matter or thing actually known by the Buyer or its Representatives on or before the Closing Time;

(g)           The Sellers may not make a claim pursuant to this Article VIII for any matter arising from any circumstance, matter or thing actually known by the Sellers or its Representatives on or before the Closing Time; and

(h)           The Acquiror Parties and the Sellers shall not be entitled to rely on the provisions of this Article VIII in respect of any claim regarding the obligations set forth in Section 2.4.

Section 8.5            Indemnification Procedures.  The following procedure shall apply to a claim for indemnity described in this Article VIII:

(a)           For purposes of this Section, the term “Indemnifying Party” when used in connection with a Claim shall mean the Person having an obligation to indemnify another Person with respect to such Claim pursuant to this Agreement and the term “Indemnified Party” when used in connection with a particular Claim shall mean the Person having the right to be indemnified with respect to such Claim by the Indemnifying Party pursuant to this Agreement;

(b)           To make claim for indemnification, an Indemnified Party shall notify the Indemnifying Party of its Claim, including the specific details of and specific basis under this Agreement for its Claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a Claim by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim or increases the amount of liability or cost of defense.  In the event that the claim for indemnification is based upon an Breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was Breached;

(c)           The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the Claim Notice, to assume the control of the compromise, settlement and defense of the Third Party Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party.  The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party;

(d)           Upon the assumption of control of any Third Party Claim by the Indemnifying Party on the basis provided herein, the Indemnifying Party shall diligently proceed with the defense, compromise or settlement of the Third Party Claim, including, the employment of counsel satisfactory to the Indemnifying Party and, in connection therewith, the Indemnified Party shall: (i) cooperate fully and to make available to the Indemnifying Party all pertinent information, documents and witnesses under the Indemnified Party’s control; and (ii) make such assignments and take such other steps as on the advice of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defense;

(e)           Notwithstanding any other provision contained herein, the Indemnified Party, at its sole expense, shall have the right to participate in the negotiation, settlement and defense of any Third Party Claim and the Indemnifying Party shall not negotiate, settle, compromise or pay any Third Party Claim without the prior written consent of the Indemnified Party; such consent not to be unreasonably withheld or delayed;

(f)            Should the Indemnifying Party fail to give notice to the Indemnified Party in accordance with Section 8.5(d) above, the Indemnified Party shall diligently proceed with the defense, compromise or settlement of the Third Party Claim, and, in connection therewith, the Indemnifying Party shall, at its sole expense, cooperate fully to make available to the Indemnified Party all pertinent information and witnesses under the Indemnifying Party’s control and (ii) make such assignments and take such other steps as on the advice of counsel for the Indemnified Party are reasonably necessary to conduct such defense.  Notwithstanding any other provision contained herein, the Indemnifying Party shall have the right to participate in the negotiation, settlement and defense of any Third Party Claim, at its sole expense, and under no circumstance shall the Indemnified Party negotiate, settle, compromise or pay (except in the case of payment of a judgment) any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed; and

(g)           In the case of a claim for indemnification not based upon a Third Party Claim (a “Direct Claim”), the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Adverse Consequences that form the substance of the Claim; (ii) admit its liability for such Adverse Consequences or (iii) dispute the Claim for such Adverse Consequences.  If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured the Adverse Consequences or that it disputes the Claim for such Adverse Consequences, the amount of such Adverse Consequences shall conclusively be deemed a liability of the Indemnifying Party hereunder.  The Indemnified Party shall cooperate fully to make available to the Indemnifying Party all pertinent information, documents and witnesses under the Indemnified Party’s control.  The Indemnified Party shall not be entitled to the payment of any of its expenses in this regard from the Escrow Amount until the outcome of such proceedings is known and the obligation of the Indemnifying Party is determined.

Section 8.6            Determination of Adverse Consequences.  All indemnification payments under this Article VIII shall be deemed adjustments to the Purchase Price except as required by applicable Legal Requirements.

Section 8.7            Excluded Damages.  Notwithstanding any other provision of this Agreement, no Indemnified Party shall be entitled to any consequential damages including exemplary, punitive, incidental, indirect or special damages (collectively, “Excluded Damages”) suffered by an Indemnified Party except to the extent such Excluded Damages were incurred by a third party and are the subject of a Third-Party Claim asserted by that third-party after the Closing Date, and Buyer hereby releases Seller, and Seller hereby releases Buyer, in each case to the fullest extend applicable law permits, from liabilities for all Excluded Damages.

Section 8.8            Scope of Representations and Warranties of Sellers.  THE BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SELLERS HAVE NOT MADE AND THE SELLERS HEREBY EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF ANY NATURE, WHETHER EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SELLERS EXPRESSLY DISCLAIM AND NEGATE, AND THE BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT AND FIXTURES CONSTITUTING A PART OF THE ASSETS OWNED OR OPERATED BY THE ACQUIRED ENTITIES: (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; AND (C) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LEGAL REQUIREMENTS.  THE SELLERS AND THE BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LEGAL REQUIREMENTS TO BE EFFECTIVE, THE DISCLAIMERS OF THE WARRANTIES CONTAINED IN THIS SECTION 8.8 ARE CONSPICUOUS.

Section 8.9            Exclusive Remedy.  Except in respect of any claims based on fraud involving a knowing and intentional misrepresentation of a material fact: (a) the indemnities provided for in this Article VIII shall be the sole and exclusive remedy of any Person after the Closing with respect to, matters arising out of, or resulting from this Agreement (including, without limitation, for any Breach of this Agreement or contribution, cost recovery or other claim under any Environmental Law, whether such action is brought in tort, contract or otherwise); (b) each Party covenants and agrees that following the Closing it shall not seek or assert any other remedy hereunder; and (c) each Party specifically waives and releases the other Parties from any Liability and any rights it might otherwise have pursuant to law except as provided for in this Article VIII.  Any claims by a party for a breach by another Party of such second Party’s obligations under Section 2.4 above shall not be subject to the limitations set forth in this Article VIII.

Section 8.10         Mitigation of Damages and Minimization of Claims.  The Buyer and the Sellers agree to use all reasonable commercial efforts to: (a) resolve all Third Party Claims and Direct Claims for which indemnification is sought under this Article VIII on the lowest cost basis that complies with the requirements of Applicable Laws; and (b) mitigate the costs and expenses as well as any Adverse Consequences arising out of any Third Party Claim or Direct Claim.

ARTICLE IX.
TERMINATION

Section 9.1            Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

(a)           the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)           the Buyer terminate this Agreement by giving written notice to the Sellers on or before the 30th day following the date of this Agreement if the Buyer is not satisfied with the results of its continuing business, legal and accounting due diligence regarding the Acquired Entities;

(c)           the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (i) in the event any of the Sellers has Breached any representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the Breach, and the Breach has continued without cure for a period of 15 days after the notice of Breach or (ii) if the Closing shall not have occurred on or before September 8, 2006 by reason of the failure of any condition precedent under Section 7.1 hereof (unless (A) the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement or (B) the Parties have previously agreed in writing to continue to complete the transactions contemplated hereby and have further agreed in writing to extend performance thereof to a later date mutually acceptable to the Parties); and

(d)           the Sellers may terminate this Agreement by giving written notice to the Buyer any time prior to the Closing (i) in the event the Buyer has Breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers have notified the Buyer of the Breach, and the Breach has continued without cure for a period of 10 days after the notice of Breach, or (ii) if the Closing shall not have occurred on or before September 8, 2006 by reason of the failure of any condition precedent under Section 7.2 hereof (unless (A) the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement or (B) the Parties have previously agreed in writing to continue to complete the transactions contemplated hereby and have further agreed in writing to extend performance thereof to a later date mutually acceptable to the Parties).

Section 9.2            Effect of Termination.  If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

ARTICLE X.
MISCELLANEOUS

Section 10.1         Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties prior to making the disclosure).

Section 10.2         No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 10.3         Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

Section 10.4         Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) make a collateral assignment of such rights and interests to one or more of its lenders and (iii) designate one or more of its Affiliates to perform its obligations and exercise its rights hereunder (in any or all of which cases Buyer shall nonetheless remain responsible for the performance of all of its obligations hereunder).

Section 10.5         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 10.6         Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.7         Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by, registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

Notices to Buyer:

Geokinetics Inc.

One Riverway, Suite 2100

Houston, Texas 77056

Attention:              David A. Johnston

Phone:                    (713) 782-1234

Facsimile:             (713) 850-7330

with a copy to:

Chamberlain, Hrdlicka, White, Williams & Martin

1200 Smith Street

Suite 1400

Houston, Texas  77002

Attention:              James J. Spring, III

Phone:                    (713) 658-1818

Facsimile:             (713) 658-2553

Notices to the Sellers:

Elliott International, L.P.

Elliott Associates, L.P.

Cleveland House

33 King Street

London, SW1Y 6RJ (UK) Limited

Attention: Tullio Salvatore

Phone:                    (44 0) 207-518-1819

Facsimile:             (44 0) 207-577-3719

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention: James L. Rice, III

Phone:                    (713) 220-8116

Facsimile:              (713) 236-0822

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any, other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 10.8         Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

Section 10.9         Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller.  No waiver by any Party of any default, misrepresentation, or Breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any, prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.10       Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability, of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.11       Expenses.  Except as otherwise provided herein, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  The Sellers agree that, except as otherwise provided in this Agreement, the Corporation has not borne or will bear any of the Sellers’ costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

Section 10.12       Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  The word “pending” shall mean, with respect to a Proceeding, the receipt of a notice of a Proceeding by an Acquired Entity.  If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached shall not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant.  Matters disclosed by the Sellers in any exhibit or schedule to this Agreement shall be deemed disclosed as to all portions of this Agreement and shall qualify all such portions of the Agreement, without being restricted to the express provisions that they are identified as excepting.  Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.13       Incorporation of Exhibits and Schedules.  The Exhibits and Schedules (as may be added, modified, supplemented or amended in accordance with Section 5.6) identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 10.14       Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are Breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

Section 10.15       Submission to Jurisdiction.  Each of the Parties submits to the jurisdiction of any state or federal court sitting in Harris County, Texas, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.7 above.  Nothing in this Section 10.14, however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

*****

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

GEOKINETICS INC.

By:	/s/ David A. Johnson
David A. Johnson, President

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Capital Advisors, L.P., as General Partner
By: Braxton Associates, Inc., as General Partner

By:	/s/ Elliot Greenberg
Elliot Greenberg, Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott International Capital Advisors, L.P.,
as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Elliot Greenberg, Vice President